UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

August 21, 2012

Date of Report (Date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices, including zip code)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 21, 2012 , Solta Medical, Inc., (the “Company”) entered into an amendment (the “Amendment”) to the stock purchase agreement (the “Purchase Agreement”) between the Company and Medicis Pharmaceutical Corporation (“Medicis”) dated as of September 12, 2011.

Under the Purchase Agreement the Company is required to make contingent cash payments, based upon certain performance metrics, to Medicis and it also assumed Medicis’contingent payment obligations to the former shareholders of LipoSonix, Inc. pursuant to the Agreement and Plan of Merger among Medicis, LipoSonix, Inc. and the other parties thereto dated as of June 16, 2008. These payments are due in respect to the Company’s achievement in the years 2012 through 2018 of year to year increases and specified targets in the adjusted net sales and adjusted gross profits of the products acquired pursuant to the Purchase Agreement. The Amendment provides the Company with the ability to extend the contingent cash and milestone payments (the “Deferred Amounts”) due to Medicis so that these amounts shall be paid by the Company no later than the date that is six (6) months after the date on which such Deferred Amounts were otherwise due and payable. Simple interest will accrue on any such Deferred Amounts until paid in full at the annual rate equal to the U.S. Prime Rate as published in the Wall Street Journal on the first business day of such deferral plus two percent (2%) including the date of the payment in full on the basis of a 365-day year and the actual number of days elapsed during the deferral. The timing of the Company’s contingent payment obligations with respect to the former shareholders of LipoSonix, Inc. and other terms of the Purchase Agreement remain unchanged.

Additional details of the Purchase Agreement were previously disclosed in Current Reports on Form 8-K filed with the Securities and Exchange Commission on September 15, 2011 and November 1, 2011, under Item 1.01, “Entry into a Material Definitive Agreement”.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Amendment, which is filed hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment to Stock Purchase Agreement between Solta Medical, Inc. and Medicis Pharmaceutical Corporation dated August 21, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Solta Medical, Inc.

By:	/s/ John F. Glenn
John F. Glenn Chief Financial Officer

Date: August 27, 2012